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Strong Demand for New Products Boosts Ford August U.S. Sales to Best Levels in 9 Years

•	Ford Motor Company total U.S. sales up 5 percent – the best August performance in nine years

•	Ford F-Series sells above the 70,000-truck mark for the first time this year; F-Series retail sales up 15 percent; commercial vans up 70 percent – best August sales since 1994

•	Ford brand SUVs reach best August sales in 12 years, with all-new Ford Edge up 36 percent and new Ford Explorer up 22 percent

•	Ford Mustang sales up 70 percent – the best August performance since 2007

•	Lincoln sales increase 6 percent, providing the brand with the best August performance in seven years

DEARBORN, Mich., Sept. 1, 2015 – Ford Motor Company delivered its best August U.S. sales in nine years on strong demand for new cars, SUVs and trucks. Sales totaled 234,237 vehicles, a 5 percent increase.

“Customer demand for our newest vehicles made August a strong month for Ford,” said Mark LaNeve, Ford vice president, U.S. Marketing, Sales and Service. “Improved availability helped make August the strongest sales month this year for F-Series. We also had our best month of Ford SUV sales in 12 years.”

F-Series delivered its best August sales results since 2006, with total sales of 71,332 – a 5 percent increase in sales versus a year ago. F-150 EcoBoost sales also have been growing, representing 63 percent of F-150 retail sales in August and an 86 percent increase versus EcoBoost sales a year ago.

Ford van sales continued to gain in August with 18,081 vehicles sold, a 70 percent increase. This represents Ford’s best August van performance since 1994 – driven primarily by the all-new Transit, which totaled 10,263 vehicles sold, and a record August Transit Connect sales month of 3,995 vehicles.

Ford’s newest SUVs also saw sales gains, with Edge and Explorer up 36 percent and 22 percent, respectively. This helped drive a 12 percent increase in Ford brand SUV sales, for a total of 69,077 vehicles sold. This represents the best August sales performance for the Ford brand SUV lineup since 2003.

Mustang sales increased 70 percent compared with a year ago, with sales of 9,997 vehicles, marking its best August performance since 2007.

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Lincoln sales increased 6 percent versus a year ago – the luxury brand’s best August results in seven years. The new Navigator posted a 79 percent increase, while Lincoln MKC sales increased 37 percent.

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About Ford Motor Company
Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents. With about 195,000 employees and 66 plants worldwide, the company’s automotive brands include Ford and Lincoln. The company provides financial services through Ford Motor Credit Company. For more information regarding Ford and its products worldwide, please visit http://corporate.ford.com.

Contact:	Erich Merkle
313.806.4562
emerkle2@ford.com

For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.